Exhibit 99.1

News Release	Corporate Communications 938 University Park Boulevard, Suite 200 Clearfield, UT 84015	Phone: 801-779-4600

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-779-4625	Phone: 801-779-4614
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Reports FY16 Fourth Quarter and Full-Year Operating Results

Vista Outdoor Reports Year-Over-Year Quarterly and Annual Organic Growth

Vista Outdoor Establishes FY17 Financial Guidance

Vista Outdoor Announces Ammunition Capacity Expansion Plan

Clearfield, Utah, May 12, 2016 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the fourth quarter and full Fiscal Year 2016 (FY16), both of which ended on March 31, 2016.

"The company delivered strong results for the full year, supported by a fourth-quarter surge in demand for our Shooting Sports products," said Vista Outdoor Chairman and CEO Mark DeYoung. "Sales for the full year increased 9 percent year over year, including acquisitions, and gross profit increased 17 percent from the prior-year period. We recorded year-over-year organic growth in Outdoor Products and Shooting Sports. Our financial results for our first full fiscal year represent our ongoing commitment to develop new and innovative products, to deliver organic and acquisition-related growth, and to continuously improve operational efficiencies."

For the fourth quarter ended March 31, 2016:

•	Sales were $612 million, up 26 percent from the prior-year quarter and up 15 percent organically.

•	Gross profit was $164 million, up 33 percent from the prior-year quarter and up 15 percent organically.

•	Operating expenses were $96 million. Adjusted operating expenses were $93 million, compared to $72 million in the prior-year quarter.

•	Fully diluted earnings per share (EPS) was $0.61. Adjusted EPS was $0.63, up 34 percent from the prior-year quarter.

•	The company repurchased approximately 572,000 shares in the quarter for $26.8 million.

For the fiscal year ended March 31, 2016:

•	Sales were $2.27 billion, up 9 percent from the prior year and up 3 percent organically.

•	Gross profit was $619 million, up 17 percent from the prior year and up 8 percent organically.

•	Operating expenses were $357 million. Adjusted operating expenses were $343 million, compared to $267 million in the prior year.

•	EPS was $2.35. Adjusted EPS was $2.50, up 6 percent from the prior-year period.

•	Free cash flow was $163 million, compared to $160 million in the prior-year period.

•	The company repurchased approximately 3.2 million shares in the fiscal year for $142 million. Since March 31, 2016, Vista Outdoor repurchased approximately 200,000 additional shares for $10 million.

"As we've previously discussed, each year our capital expenditures include funding to improve output through the elimination of bottlenecks and driving efficiencies, and we will continue those efforts," said DeYoung. "Looking ahead, we see continued growth in the ammunition market at rates higher than can be met with throughput enhancement alone. To better position Vista

Outdoor to meet this growing demand for the long-term, we will commence a three-year ammunition capacity expansion project in FY17, with the additional capacity starting to become available in FY18.

"The company will also make significant investments in research and development to foster new product development in both of our segments. Our strategic vision is to meet market demand and provide our consumers with innovative, state-of-the-art products that deliver success in any outdoor adventure.

"Our acquisition pipeline remains robust, and we are committed to delivering long-term shareholder value. On April 1, Vista Outdoor completed the acquisition of the Action Sports division of BRG Sports, Inc., including leading brands Bell and Giro, complementing and enhancing our market offerings in cycling, snow sports and powersports. The integration of CamelBak is on track and our integration of Action Sports is underway. We have completed approximately 80 percent of our share repurchase program since its inception, and in FY17, we expect to continue to opportunistically repurchase additional shares in anticipation of completing the authorized program."

Please see the tables in the press release for a reconciliation of non-GAAP adjusted operating profit, tax rate, free cash flow and fully diluted earnings per share to the comparable GAAP measures.

Outlook for Fiscal Year 2017

Vista Outdoor is establishing initial FY17 financial guidance. The company expects:

•	Sales in a range of $2.72 billion to $2.78 billion.

•	Interest expense of approximately $45 million.

•	Tax rate of approximately 37 percent.

•	EPS in a range of $2.65 to $2.85.

•	Capital expenditures of approximately $90 million.

•	Free cash flow in a range of $130 million to $160 million.

The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions, nor the impact of transition expenses for already-completed acquisitions.

"Our FY17 financial guidance reflects the momentum created by our strong overall performance in FY16 and recent acquisitions, as well as our commitment to investing in future growth," said Vista Outdoor CFO Stephen Nolan. "This includes a significant increase in R&D to support growth in our organic business and for our recent acquisitions, with FY17 R&D spending expected to be approximately $30 million. We expect FY17 EBITDA margins at approximately 15 percent. Our FY17 EPS guidance includes the EPS resulting from the Action Sports acquisition, which we expect to be in the range of $0.07 to $0.10 per share, including the impact of interest on acquisition-related debt.

"The increase in capital expenditures reflects the beginning of our capacity expansion plan and continued investments in ammunition factory modernization and efficiency projects to improve output rates and to reduce production costs. The higher capital expenditures also reflect recent acquisitions, where approximately $10 million of the $90 million in FY17 is Action Sports related."

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its Fiscal Year 2016 financial results on May 12, 2016, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 1421368.

Reconciliation of Non-GAAP Financial Measures

Operating Profit, Tax Rate and Earnings Per Share

The adjusted operating profit (adjusted EBIT), adjusted tax rate, and adjusted earnings per share (adjusted EPS) presented above are non-GAAP financial measures that Vista Outdoor defines as operating profit (EBIT), tax rate and EPS excluding, where applicable, the impact of costs incurred in the period for current and possible transactions, facility rationalization costs, acquisition inventory step-up, the impact of goodwill and trade name impairments, transition costs for the Bushnell acquisition, and transaction costs for the spin-off of Vista Outdoor from ATK. Vista Outdoor management is presenting these measures so a reader may compare EBIT, tax rate and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses these measurements internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Total Vista Outdoor for the Quarter Ended

March 31, 2016:

	Operating Profit	Margin	Profit Before Tax	Taxes	Tax Rate	Net Income	EPS
As reported	$67,801	11.1%	$60,358	$23,046	38.2%	$37,312	$0.61
Transaction costs	1,331		1,331	506		825	0.01
Facility rationalization	1,073		1,073	408		665	0.01
As adjusted	$70,205	11.5%	$62,762	$23,960	38.2%	$38,802	$0.63

March 31, 2015:

	Operating Profit	Margin	Profit Before Tax	Taxes	Tax Rate	Net Income	EPS
As reported	$38,733	8.0%	$33,906	$17,999	53.1%	$15,907	$0.25
Transaction costs	9,598		9,598	(2,672)		12,270	0.19
Transition costs	2,735		2,735	1,026		1,709	0.03
As adjusted	$51,066	10.5%	$46,239	$16,353	35.4%	$29,886	$0.47

Total Vista Outdoor for the Year Ended

March 31, 2016:

	Operating Profit	Margin	Profit Before Tax	Taxes	Tax Rate	Net Income	EPS
As reported	$262,758	11.6%	$238,407	$91,370	38.3%	$147,037	$2.35
Transaction costs	9,009		9,009	2,384		6,625	0.11
Facility rationalization	3,258		3,258	1,238		2,020	0.03
Inventory step-up	1,043		1,043	396		647	0.01
As adjusted	$276,068	12.2%	$251,717	$95,388	37.9%	$156,329	$2.50

March 31, 2015:

	Operating Profit	Margin	Profit Before Tax	Taxes	Tax Rate	Net Income	EPS
As reported	$184,154	8.8%	$154,046	$74,518	48.4%	$79,528	$1.25
Goodwill/trade name impairment	52,220		52,220	4,172		48,048	0.75
Transaction costs	19,641		19,641	1,094		18,547	0.29
Transition costs	5,988		5,988	2,246		3,742	0.06
As adjusted	$262,003	12.6%	$231,895	$82,030	35.4%	$149,865	$2.35

 *NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters and years ended March 31, 2016 and 2015.
During the quarter and fiscal year ended March 31, 2016, Vista Outdoor incurred transaction costs associated with the completed transactions of CamelBak and Jimmy Styks as well as other possible transactions including advisory, legal and accounting service fees, a portion of which were non-deductible for tax purposes.
During the quarter and fiscal year ended March 31, 2016, Vista Outdoor incurred certain facility rationalization costs associated with the closure of the Meridian, Idaho and Norfolk, Virginia facilities.
For the year ended March 31, 2016, as a result of the acquisitions of CamelBak and Jimmy Styks, Vista Outdoor recorded a step-up in the inventory balances, which is the purchase accounting fair value adjustment. The inventory step-up was expensed to the income statement over the first inventory cycle.
During the year ended March 31, 2015, as a result of the current market correction impacting demand for firearms and a decline in Vista Outdoor's near-term projected cash flows in the firearms business, the company recorded a $52 million ($48 million, net of tax) non-cash impairment charge to the goodwill and indefinite-lived trade name within the firearms business. The goodwill impairment was non-deductible for tax purposes.

For the quarter and year ended March 31, 2015, a portion of the transaction costs incurred by Orbital ATK in conjunction with the spin-off and merger were allocated to Vista Outdoor and have been included in the "as reported" results. The total amount allocated was $9.6 million in the quarter and $19.6 million for the year. A number of these costs were non-deductible for tax purposes and had a disproportionate effect on the income tax rate.

During the quarter and year ended March 31, 2015, Vista Outdoor incurred certain transition costs associated with the acquisition of Bushnell and continuing to implement business strategy.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, allocated interest expense, and excluding transaction costs incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

	Year ended March 31, 2016	Year ended March 31, 2015	Projected Year Ending March 31, 2017
Cash provided by operating activities	$198,002	$154,338	$220,000–$250,000
Capital expenditures	(41,526)	(43,189)	~(90,000)
Interest expense	—	30,108	—
Transaction costs incurred to date, net of tax	6,485	18,547	—
Free cash flow	$162,961	$159,804	$130,000–$160,000

EBITDA Margin
EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the company's core profitability and helps investors analyze underlying trends in the company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor’s other markets, including conditions affecting employment levels, consumer confidence and spending; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats;  capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Sales, net	$612,303	$485,389	$2,270,734	$2,083,414
Cost of sales	448,678	362,551	1,651,289	1,554,493
Gross profit	163,625	122,838	619,445	528,921
Operating expenses:
Research and development	3,660	2,475	12,512	9,518
Selling, general, and administrative	92,164	81,630	344,175	283,029
Goodwill and tradename impairment	—	—	—	52,220
Income before interest and income taxes	67,801	38,733	262,758	184,154
Interest expense, net	(7,443)	(4,827)	(24,351)	(30,108)
Income before income taxes	60,358	33,906	238,407	154,046
Income tax provision	23,046	17,999	91,370	74,518
Net income	$37,312	$15,907	$147,037	$79,528
Earnings per common share:
Basic	$0.61	$0.25	$2.36	$1.25
Diluted	$0.61	$0.25	$2.35	$1.25
Weighted-average number of common shares outstanding:
Basic	60,774	63,602	62,211	63,596
Diluted	61,132	63,846	62,568	63,857

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	March 31, 2016	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$151,692	$263,951
Net receivables	428,398	361,694
Net inventories	440,240	375,621
Other current assets	29,334	13,452
Total current assets	1,049,664	1,014,718
Net property, plant, and equipment	203,485	190,607
Goodwill	1,023,451	782,163
Net intangible assets	650,472	517,482
Deferred charges and other non-current assets	15,562	7,476
Total assets	$2,942,634	$2,512,446
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$17,500	$17,500
Accounts payable	147,738	134,432
Accrued compensation	47,394	27,146
Accrued income taxes	12,171	9,569
Federal excise tax	27,701	23,194
Other accrued liabilities	116,397	96,071
Total current liabilities	368,901	307,912
Long-term debt	652,787	322,165
Deferred income tax liabilities	135,957	143,039
Accrued pension and postemployment liabilities	73,503	59,345
Other long-term liabilities	51,319	31,221
Total liabilities	1,282,467	863,682
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding— 60,825,914 shares at March 31, 2016 and 63,873,222 shares at March 31, 2015	608	639
Additional paid-in-capital	1,743,371	1,742,125
Retained earnings	166,421	19,384
Accumulated other comprehensive loss	(110,214)	(110,303)
Common stock in treasury, at cost— 3,138,525 shares held at March 31, 2016 and 85,940 shares held at March 31, 2015	(140,019)	(3,081)
Total stockholders' equity	1,660,167	1,648,764
Total liabilities and equity	$2,942,634	$2,512,446

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2016	2015
Operating Activities
Net income	$147,037	$79,528
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	38,953	35,405
Amortization of intangible assets	33,661	31,146
Amortization of deferred financing costs	2,501	2,447
Goodwill and tradename impairment	—	52,220
Deferred income taxes	(457)	(947)
Loss (gain) on disposal of property	323	(136)
Share-based compensation	12,279	3,012
Excess tax benefits from share-based plans	—	(120)
Changes in assets and liabilities:
Net receivables	(33,596)	(72,321)
Net inventories	(31,065)	40,991
Accounts payable	3,398	(37,837)
Accrued compensation	8,006	(9,047)
Accrued income taxes	(1,804)	17,246
Federal excise tax	4,535	6,935
Pension and other postretirement benefits	5,076	248
Other assets and liabilities	9,155	5,568
Cash provided by operating activities	198,002	154,338
Investing Activities
Capital expenditures	(41,526)	(43,189)
Acquisitions of businesses, net of cash acquired	(462,050)	—
Proceeds from the disposition of property, plant, and equipment	372	320
Cash used for investing activities	(503,204)	(42,869)
Financing Activities
Borrowings on line of credit	360,000	—
Repayments of line of credit	(360,000)	—
Payments made on bank debt	(17,500)	—
Proceeds from issuance of long-term debt	350,000	350,000
Net transfers from parent	—	16,181
Payment from former parent	6,500	—
Dividend paid to parent	—	(214,000)
Payments made on long-term debt to parent	—	(20,087)
Proceeds from issuance of long-term debt to parent	—	50,000
Payments made to extinguish debt	—	(50,000)
Payments made for debt issue costs	(4,379)	(10,991)
Purchase of treasury shares	(143,194)	(5,097)
Proceeds from employee stock compensation plans	1,173	—
Excess tax benefits from share-based plans	—	120
Cash provided by financing activities	192,600	116,126
Effect of foreign currency exchange rate fluctuations on cash	343	(3,648)
(Decrease) increase in cash and cash equivalents	(112,259)	223,947
Cash and cash equivalents at beginning of year	263,951	40,004
Cash and cash equivalents at end of year	$151,692	$263,951